Power-Only Portfolio
Expected Output and Volume Hedged

Supplemental Information to June 17, 2004 Power Tutorial

Total Power Portfolio
Estimated as of 3/31/04	2004F	2005F	2006F	2007-2010F	2011-2022F
Capacity Available (in MW)	7,723	7,723	7,723	7,723	7,723
Expected Output (in MW)	2,332	2,678	3,078	3,431	4,305
Total Volume Hedged (in MW)	2,198	2,226	2,146	1,321	268
Percentage Volume Hedged	92%	84%	68%	43%	9%

West Power Portfolio
Estimated as of 3/31/04	2004F	2005F	2006F	2007-2010F	2011-2018F
Capacity Available (in MW)	4,141	4,141	4,141	4,141	4,141
Expected Output (in MW)	1,336	1,455	1,602	1,784	1,802
Total Volume Hedged (in MW)	1,203	1,193	1,121	787	13
Percentage Volume Hedged	90%	82%	70%	44%	1%

Midcontinent Power Portfolio
Estimated as of 3/31/04	2004F	2005F	2006F	2007-2010F	2011-2020F
Capacity Available (in MW)	1,306	1,306	1,306	1,306	1,306
Expected Output (in MW)	301	375	441	517	717
Total Volume Hedged (in MW)	301	375	193	71	—
Percentage Volume Hedged	100%	100%	44%	14%	0%

East Power Portfolio
Estimated as of 3/31/04	2004F	2005F	2006F	2007-2010F	2011-2022F
Capacity Available (in MW)	2,276	2,276	2,276	2,276	2,276
Expected Output (in MW)	694	847	1,036	1,130	1,786
Total Volume Hedged (in MW)	694	658	832	463	255
Percentage Volume Hedged	100%	78%	80%	41%	14%

“Capacity Available”: The total number of megawatts capable of being generated by the units at any given time, assuming 100% availability.

“Expected Output”: The average number of megawatts expected to be generated per hour.

“Total Volume Hedged”: The average number of megawatts per hour that have been forward sold to hedge the Expected Output. Power hedges are accompanied by the forward purchase of the required amount of gas. Volume Hedged represents hedges of power and gas price risk; Volume Hedged does not represent hedges of basis or volatility risk. Volume Hedged should not be construed as a perfect hedge of the “Expected Output”.

“Percentage Volume Hedged”: The average Total Volume Hedged divided by the average Expected Output. Represents percentage of price risk hedged; does not represent percentage of basis or volatility risk hedged. Thus, a Percentage Volume Hedged of 100% should not imply the absence of cash flow variability.